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                BRAND SCAFFOLD SERVICES, INC. AND SUBSIDIARIES
       RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                         (IN THOUSANDS, EXCEPT RATIOS)

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
                                                                              Three Months Ended
                                                            Year Ended          March 31, 1998
                                                         December 31, 1997        (unaudited)
                                                         -----------------    ------------------
Income (loss) before income taxes                             $(5,341)             $(1,958)

Interest expense                                               15,422                4,057
Capitalized interest                                               --                   --
One-third of rents payable in the next year                       445                  116
Preferred stock dividends
                                                              -------              -------
Income (loss) before income taxes, interest, one-third
  rents and preferred stock dividends                          10,526                6,131
                                                              -------              -------
Interest expense                                               15,422                4,057
One-third of rents payable in the next year                       445                  116
Preferred stock dividends                                       4,172                1,128
                                                              -------              -------
Interest expense plus one-third rents plus preferred
  stock dividends                                              20,039                5,301
                                                              -------              -------
Ratio of earnings to fixed charges and preferred
  stock dividends                                                 .52x                1.16x
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